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                                                                     Exhibit 4.1

                       FAIRFAX FINANCIAL HOLDINGS LIMITED

                                    August 2, 2005



Wachovia Securities
301 South College Street
NC0602
Charlotte, NC 28288


Re: Sale of shares of Common Stock of Zenith National Insurance Corp. (the "Company")

Ladies and Gentlemen:

            Fairfax Financial Holdings Limited ("Fairfax") is the beneficial owner of certain shares of Common Stock of the Company ("Common Stock") or securities convertible into or exchangeable or exercisable for Common Stock. Certain subsidiaries of Fairfax (the "Selling Stockholders") propose to sell certain shares of Common Stock (the "Transaction"). Fairfax acknowledges that you are relying on the representations and agreements of Fairfax contained in this letter in carrying out the Transaction.

            In consideration of the foregoing, Fairfax hereby agrees that it will not, (and will cause any entity under its control, including any of its subsidiaries, not to), without your prior written consent, directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock, or securities exchangeable or exercisable for or convertible into shares of Common Stock currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by Fairfax (or such entity under its control), or publicly announce an intention to do any of the foregoing, for a period commencing on the date hereof and continuing through the close of trading on the date 30 days after the date hereof.

            Notwithstanding the foregoing, Fairfax may (i) exercise options or warrants to acquire shares of Common Stock or (ii) transfer the Common Stock (w) to the Company to pay withholding taxes, or satisfy the exercise price, applicable to the exercise of options, (x) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound by the restrictions set forth herein, (y) to any entity under Fairfax's control, including any of its subsidiaries, provided that such entity agrees to be bound by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value or (z) with your prior written consent.


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            This agreement is irrevocable and will be binding on Fairfax and the respective successors, heirs, personal representatives, and assigns of Fairfax.

                                    FAIRFAX FINANCIAL HOLDINGS LIMITED


                                    By:  /s/ Paul C. Rivett
                                         -------------------------------
                                         Name: Paul C. Rivett
                                         Title Vice President


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